McElhenny Sheffield Capital Management, LLC
CODE OF ETHICS

June 28, 2021

This Code of Ethics (the “Code”) is the property of McElhenny Sheffield Capital Management, LLC (referred to herein as the “Adviser”) and must be returned to the Adviser if your employment or association with it is terminated for any reason. The contents of this Manual are confidential, and should not be revealed to third parties, except as provided to Clients.

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I.Introduction

A.Purpose

McElhenny Sheffield Capital Management, LLC (the “Adviser” or the “Company”) has adopted this “Code of Ethics” or “Code” to establish a standard of business conduct that applies to all Supervised Persons (as defined below) of the Adviser and to maintain a policy of strict compliance with the provisions of applicable laws, including Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”) and all Federal securities laws.
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), employee, or investment adviser representative of the Adviser or any other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.
“Access Person” means a Supervised Person of the Adviser (1) who has access to nonpublic information regarding the purchase or sale of securities by the Adviser or the portfolio holdings of any of its Clients or (2) who is involved in making recommendations with respect to purchases or sales of securities.
At this time, the Adviser does not have sufficient physical or electronic barriers in place to prevent any Supervised Person from accessing information regarding the Adviser’s purchase or sale of securities or the portfolio holdings of any of its Clients. As a result, the Adviser treats all Supervised Persons as Access Persons for the purposes of this Code.
The Adviser’s principal advisory business consists of providing investment advisory services to clients through separately managed accounts (each, a “Client”).
This Code is grounded upon the principle that the Adviser owes a fiduciary duty to its Clients, meaning it has a duty and a responsibility to act in the utmost good faith and best interests of the Clients and to always place the Client’s interests first and foremost. Accordingly, the Adviser’s Supervised Persons must avoid activities, interests, and relationships that conflict (or appear to conflict) with the best interests of the Clients.
Further, this Code has been adopted to ensure that all Access Persons who have knowledge of the portfolio transactions of the Clients will be prohibited from acting on that knowledge to the disadvantage of the Adviser or its Clients. It is the Access Person’s responsibility (i) to understand the various laws applicable to him or her and (ii) to conduct personal securities transactions in a manner that does not interfere with the transactions of the Adviser or its Clients and that does not otherwise take unfair advantage of the Adviser or the Clients. The Adviser expects each of its Supervised Persons to adhere to the highest standards of ethical and business conduct.

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The Code does not address every possible situation that may arise; consequently, every Supervised Person is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the Chief Compliance Officer (“CCO”), Bruce Fraser. To contact or report to the CCO, please e-‐mail bruce@mscm.net.
B.Administration of Code

The CCO is responsible for all aspects of administering and interpreting the Code. He is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code may be subject to such additional procedures, reviews, and reporting as deemed appropriate by the CCO.
The CCO may delegate administration to others, including third parties (each, a “Designee”). However, such delegation does not absolve the CCO from ultimate responsibility for ensuring that the administration of this Code is in accordance with the Advisers Act.
C.Reporting of Violations

Any violation of applicable laws and of this Code must be reported to the CCO immediately. A Supervised Person must not conduct individual investigations unless authorized to do so by the CCO. If a Supervised Person who, in good faith, raises an issue regarding a possible violation of law, regulation, or Adviser policy or any suspected illegal or unethical behavior, the Adviser will strive to keep confidential the identity of any such Supervised Person. However, complete confidentiality may not be possible in every case, such as, where investigation and regulatory reporting may be required. Nonetheless, the Adviser will not permit retribution, harassment, or intimidation of any Supervised Person who makes any such report in good faith. If the CCO determines that a violation of law has occurred or is likely to have occurred, he will conduct an internal investigation, which he will attempt to complete within 60-‐90 days following the report by such Supervised Person.
D.Recordkeeping Requirements

The Adviser must maintain the following records at its Principal Office. These records include, but are not necessarily limited to, the following:
•a copy of each Code in effect during the past five years;
•a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;
•a copy of each personal trading report required by this Code;
•a record of all persons required to make reports currently and during the past five years;
•a record of all persons who are or were responsible for reviewing these reports during the past five years;
•a record of any decision and the reasons supporting that decision, to approve an person’s purchase of securities in an initial public offering or private placement, for at least five years after approval; and
•written acknowledgement by each Supervised Person of receipt of this Code.

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For a more detailed discussion of the books and records the Adviser must maintain, see Section V.A of the Adviser’s Compliance Manual (the “Manual”). Capitalized terms used in this Code that are not defined in the Code have the meaning given to them in the Manual.
E.Condition of Employment or Service with the Adviser

This Code of Ethics applies to all Supervised Persons. Supervised Persons must read and understand this Code and uphold the standards in the Code in their day-‐to-‐day activities at the Adviser. Compliance with the Code is a condition of employment or continued affiliation with the Adviser. Conduct not in accordance with the Code constitutes grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, dismissal or termination of the relevant investment advisor representative agreement (the “IAR Agreement”), or removal as an officer of the Adviser). All Supervised Persons must submit an acknowledgement form via Compliance Science, indicating his or her receipt and understanding of, and agreement to comply with this Code. All Supervised Persons must submit the same form annually, acknowledging that they have read this Code and will continue to abide by it.
II.Standards of Conduct

A.Supervised Person Conduct

The Adviser expects all Supervised Persons to:

•refrain from any action that would violate any applicable laws or regulations, including all federal securities laws;
•adhere to the highest standards of ethical conduct;
•maintain the confidentiality of all information obtained in the course of employment or affiliation with the Adviser;
•bring any issues reasonably believed to place the Adviser at risk to the CCO’s attention;
•abstain from abusing or misappropriating the Adviser’s or any Client’s assets or use such assets for personal gain;
•not solicit or accept a bribe on behalf of the Adviser;
•disclose any activities that may create an actual or potential conflict of interest between the Employee, the Adviser, and/or any Client (including gifts or entertainment exceeding
$200 in value);
•deal fairly with Clients and other Supervised Persons and not abuse their position of trust and responsibility with the Clients or take inappropriate advantage of his or her position with the Adviser; and
•comply with this Code of Ethics.

B.Falsification or Alteration of Records

Falsifying or altering records or reports of the Adviser, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Adviser or its Clients,

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or knowingly approving such conduct is prohibited. Prohibited financial or accounting practices include, but are not limited to, the following:
•Making false or inaccurate entries or statements in any Adviser or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;
•Manipulating books, records, or reports for personal gain;
•Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;
•Maintaining any undisclosed or unrecorded Adviser or Client funds or assets;
•Using funds for a purpose other than the described purpose; and
•Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.
C.Competition and Fair Dealing

The Adviser seeks to outperform its competition fairly and honestly. The Adviser seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present personnel of other companies is prohibited. All Supervised Persons should endeavor to respect the rights of and deal fairly with the Adviser’s Clients, vendors, service providers, suppliers, and competitors. No Supervised Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Supervised Persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of former Supervised Persons of the Adviser should also be avoided.
III.Prohibition Against Insider Trading

A.Adviser Policy

The Adviser forbids any Supervised Person from trading, either personally or on behalf of others, including the Clients, on the basis of material non-‐public information or communicating material non-‐public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Adviser’s policy applies to all Supervised Persons and extends to activities within and outside their duties to the Adviser. Every Supervised Person must read and retain this policy statement.
The term “insider trading” is not defined in the federal securities laws, but generally is understood as trading in securities on the basis of material non-‐public information (whether or not one is an “insider”) or otherwise communicating material non-‐public information to others in violation of a duty of confidentiality with respect to such information.
The following practices generally are prohibited:

•trading by an insider, while in possession of material non-‐public information; or

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•trading by a non-‐insider, while in possession of material non-‐public information, where the information either was disclosed to the non-‐insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
•communicating material non-‐public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Supervised Person has any questions, they should contact the CCO.
B.Explanation of Insider Trading

1.Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, investment adviser representatives, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-‐public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.
2.What is Material Information?

Trading on insider information is not a basis for liability unless the applicable information is material. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if such information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:
•business combinations (such as mergers or joint ventures);
•changes in financial results;
•changes in dividend policy;
•changes in earnings estimates (or results);
•significant litigation exposure;
•private securities offerings;
•plans for recapitalization;
•management developments;
•major shifts in operating or financial circumstances (i.e., major write-‐offs or strikes); and
•extraordinary business or management developments (such as key personnel changes).

No simple test exists to determine what information is material—a determination of materiality is highly fact-‐specific. If you are in receipt of non-‐public information that you believe is not material, you should confirm such determination with the CCO.

3.What is Non-‐Public Information?

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Information is non-‐public until it has been effectively communicated to the market place and the public. One must be able to point to some fact to show that the information is generally public.

4.What is a Duty of Trust or Confidence?

Rule 10b5-‐2 under the Exchange Act sets forth a non-‐exclusive list of three situations in which a person has a duty of trust or confidence deriving from a personal or family relationship for purposes of the “misappropriation” theory of insider trading liability (see below). The three listed situations in which a person receives material non-‐public information in violation of a duty of trust or confidence are:
•whenever a person agrees to maintain information in confidence;
when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-‐public information expects that the recipient will maintain the confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and
•when a person receives or obtains material non-‐public information from certain close family members: spouses, parents, children, and siblings.
Supervised Persons should be aware of the fact that the foregoing list is non-‐exclusive. In other words, there are many other types of relationships, business and other, from which a duty of trust or confidence may be inferred. When a person reveals material non-‐public information received as a result of a relationship that gives rise to a duty of trust or confidence, that person violates a duty to the other person and the revealed information may be deemed to have been “misappropriated” for purposes of the misappropriation theory of insider trading liability.

5.Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by the Adviser up to and including dismissal of the Supervised Person or termination of the IAR Agreement of the relevant IAR and filing a Form U-‐5 with respect to such IAR, thereby terminating the IAR’s affiliation with the Adviser. Penalties for trading on or otherwise communicating material non-‐public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to numerous penalties (even if he or she does not personally benefit from the violation), including civil injunctions, disgorgement of profits, fines, and potentially jail sentences.
C.Compliance Procedures

The following procedures have been established to aid Supervised Persons in avoiding insider trading liability and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Every Supervised Person must follow the following procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should contact the CCO.

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1.Identifying Material Non-‐public Information

Before engaging in personal trading and trading for Clients in the securities of a company about which you may have material, non-‐public information, ask yourself the following questions:
•Is the information material? Would an investor consider it important in making their investment decisions? Would it substantially affect the market price of the securities if disclosed?
Is the information non-‐public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?
If after consideration of these questions you believe that the information is material and non-‐ public, or if you have questions as to whether the information is material and non-‐public, you should take the following steps:
•Report the matter immediately to the CCO;
•Do not purchase or sell the securities for yourself or others, including for a Client; and
•Do not communicate the information within or outside of the Adviser, except to the CCO.
Upon the determination by the CCO that the information received is material and non-‐public, he will promptly add the name to the Restricted List (defined below).

2.Restricted List

Although the Adviser does not typically receive confidential information from companies, if it did receive such information, it may take appropriate action to establish a restricted list for certain securities about which it has received material, non-‐public information (the “Restricted List”). The Adviser and its Access Persons are prohibited from trading in any security listed on the Restricted List for any Client account or any personal account. Restrictions with regard to designated securities are also considered to extend to options, rights, or warrants relating to those securities and any securities convertible into those securities.
The CCO is responsible for determining which securities are restricted, maintaining the list of such securities, and denying permission to effect transactions in Client or Access Person personal accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Supervised Person as it is updated. The CCO will review the Restricted List periodically to assess whether any companies should be added or removed from it.
The Restricted List is confidential and may not be disseminated outside the Adviser.

IV.Personal Securities Transactions in Outside Accounts

A.General

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The Adviser has adopted the following general principles governing personal investment activities by Supervised Persons:
•Our Clients’ interests are placed before those of the Adviser or any Access Person. Appropriate investment opportunities will be offered to our Clients before the Adviser or any Access Person may act upon them.
•All personal securities transactions will be conducted in such a manner as to avoid any actual, potential, or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.
•No Access Person who has knowledge of actual or proposed portfolio transactions for Client accounts may use such knowledge for the benefit of the Access Person. U.S. securities laws and regulations prohibit the misuse of “inside” or “material non-‐public” information when trading or recommending securities. Inside information may include knowledge of pending orders and recommendations that could affect the price of a security.
•If an Access Person wishes to trade a security in his or her personal account that the Access Person knows is being trading for a Client account, the Access Person must either
(1)execute his personal trade as part of a block trade with Client accounts and receive his allocation along with the Clients at the average allocation price or (2) trade at least two days before or one day after the execution for Client accounts.
•No Access Person may give to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client, except to the extent necessary to effectuate such transactions.

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B.Definitions

Beneficial Ownership – The term “beneficial ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in securities. A “pecuniary interest” exists if a person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security. Most often, an Access Person will have Beneficial Ownership of a security when the security is owned either (1) directly by the Access Person or
(2)by a family member of the Access Persons who lives in the Access Person’s household or is financially dependent upon the Access Person.
Personal Account – The term “personal account” means any account in which a Reportable Security is held for the Access Person’s direct or indirect benefit, including any account of an Access Person’s immediate family member (including any relative by blood or by marriage either living in the Access Person’s household or financially dependent upon the Access Person).
Reportable Security -‐ Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-‐sharing agreement, collateral-‐trust certificate, pre-‐organization certificate or subscription, transferable share, investment contract, voting-‐trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. “Reportable Security” does not include:
•Direct obligations of the Government of the United States;
•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-‐term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares of open-‐end mutual funds (including open-‐end exchange traded funds), unless the Adviser acts as the investment adviser or principal underwriter for the fund; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-‐end funds, none of which are reportable funds.
The term “Reportable Security” also includes the right to acquire a security, an interest in a collective investment vehicle (such as a limited partnership or limited liability company), closed-‐ end mutual funds and exchange traded funds registered as unit investment trusts. Keep in mind that Reportable Securities include any limited partner interest or other interest you have in a private company or investment fund or partnership.

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C.Initial and Annual Holdings Reports

All personal brokerage accounts held by Access Persons must be at one of the following brokerages:

Ameriprise	Northern Trust & Northern Trust Institutional
Barclays Wealth Management	Oppenheimer & Co.
Brave Warrior Advisors	OptionsXpress
Charles Schwab	Pershing Advisor Solutions
Chase Investment Services	Piper Jaffray
Citigroup	Raymond James
Constellation Wealth Advisors	RBC Advisor Services
Credit Suisse	RBC Wealth Management
DB Alex Brown	Revolution Capital
E*Trade	Robert W. Baird & Company
Edward Jones	Sanders Morris Harris
Fidelity	Scottrade
First Republic bank	Stifel, Nicolaus & Company
Goldman Sachs Wealth Management	T. Rowe Price
HSBC Private Bank	TD Ameritrade
Interactive Brokers	Thompson Davis & Co.
JB Were	UBS
JP Morgan Private Bank	US Trust (BofA)
JP Morgan Securities	Vanguard
Merrill Lynch	Wachovia/Well Fargo
Morgan Stanley Private Wealth

Upon becoming affiliated with the Adviser and immediately after an Access Person opens a personal brokerage account, such Access Person must update his or her Account List in Compliance Science. To add an account, click on the “Add a Broker Account” link displayed at the bottom of your Broker Accounts page, input the required information, and click “Add Account.”
1.Contents

All holdings in Reportable Securities in which an Access Person has Beneficial Ownership must be uploaded to Compliance Science when the individual becomes an Access Person. Thereafter, the Access Person must affirm the holdings list annually. The Access Person must ensure that each entry for a holding in a Reportable Security in Compliance Science includes the following information:
•the title and type of Reportable Security;
•the exchange ticker symbol or CUSIP number (as applicable);
•number of shares;
•principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•the name of any broker, dealer, or bank with which the Access Person maintains a Personal Account; and

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•the date the Access Person submits the report.

2.Timing

1.List of Personal Accounts.

New Access Persons are required to input a list of their personal accounts in Compliance Science no later than 10 days after their designation as an Access Person. As noted above, to add an account, click on the “Add a Broker Account” link displayed at the bottom of your Broker Accounts page, input the required information, and click “Add Account.” From that account list, Compliance Science will populate a current list of holdings in Reportable Securities held by the Access Person. Each Access Person is responsible for confirming that the list of holdings generated by Compliance Science is inclusive of all holdings in Reportable Securities held by the Access Person. If a holding is missing, you must add it by clicking “Add a Holding to this Account” link at the bottom of the account details page. You must then complete the necessary information and click “Save” at the bottom of the screen.

2.Annual Holdings Reports.

A.General Requirements
All associated persons shall be required to notify the CCO, on behalf of MSMC, of the existence of any and all securities accounts maintained by the associated person with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. Further, all associated persons shall be required to notify the CCO on behalf of the Company and the executing firm in writing, prior to opening a securities account or placing an initial order for the purchase or sale of securities with another firm, any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. The written notice required hereby, shall advise the executing firm, foreign or domestic brokerage firm, bank, investment adviser or other financial institution of: (i) the person’s association with the Company; and (ii) the Company’s registration as an investment advisor. Provided however, that if the account was established prior to the person becoming associated with the Company, the associated person shall notify both the Company of the account and holdings and the executing firm, in writing within ten days of the new association. Finally, for purposes of this section, notification shall not be applicable to transactions and or accounts dealing exclusively in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended.
The CCO, or a designee, will review all personal securities transactions and holdings when a person becomes an Access Person and no less than quarterly thereafter or sooner at the CCO’s discretion.
All Access Persons must comply with the following requirements:
(a)Offer investment opportunities to clients before personally acting on them.
(b)Allow the client a reasonable time-period to act on the opportunity before placing a personal securities transaction.
(c)Keep written documentation that the opportunity was first offered to the client.

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(d)Obtain prior written approval before placing a personal securities transaction (“pre-clearance”), unless: (i) such transaction is (x) for a stock executed through a broker-dealer not acting as a custodian for clients who are also executing transactions in the same stock on the same day with their respective custodian, (y) for a stock that no advisory clients are executing transactions on the same day, or (z) for a stock and it can be evidenced that the transaction has no material effect on the market price of the stock; or (ii) to the extent the transaction is executed through a broker-dealer acting as a custodian for clients who are also executing a transaction in the same stock on the same day, the transaction is batched with the client transactions. Additionally, for purposes of this section, securities transactions in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended, shall also not require the pre-approval of the Company.
(e)Prior Approval- All associated persons (other than those set forth herein) shall be required to obtain the prior approval for the purchase and or sale of all securities executed by such associated persons. For purposes of this section, securities transactions in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended, shall not require the pre-approval of the Company.
B.Reporting Requirements
Holdings reports are required at the time the person becomes an Access Person and at least once a year thereafter utilizing a Personal Securities Holding Report. Access Persons must submit quarterly holdings reports of all personal securities transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership to the CCO, or a designee.
Each holdings report must contain, the following information, at a minimum:
(a)the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
(b)the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’ direct or indirect benefit; and
(c)the date the Access Person submits the report.
Access persons must each submit a holdings report:
(a)no later than 10 days after a person becomes an Access Person, and the information must be current as of the date no more than 45 days prior to the date the person becomes an Access Person.

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(b)at least once each 12-month period thereafter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.
(c)Quarterly Holdings must reported and delivered no later than 30 days after the end of the applicable calendar quarter.
Access persons must submit to the CCO, or a designee, quarterly securities transactions reports that contain the following information about each transaction involving a reportable security in which the Access Person had, or, as a result of the transaction required, any direct or indirect beneficial ownership.
(a)The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
(b)The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c)The price of the security at which the transaction was effected;
(d)The name of the broker, dealer, or bank with or through which the transaction was effected; and
(e)The date the Access Person submits the report.
D.Exceptions to Reporting Requirements
No Access Person will be required to submit any report with respect to Reportable Securities held (i) in a Personal Account over which the Access Person had no direct or indirect influence or control, including managed accounts; (ii) accounts that allocate exclusively to open-‐end mutual funds and do not have discretionary brokerage capability for individual securities (e.g., 529 and 401(k) accounts); or (iii) if the report would: (a) duplicate information contained in broker trade confirmations or account statements that is held in Access Persons’ records, so long as the CCO, or a designee, receives the confirmations or statements, no later than 30 days after the end of the applicable calendar quarter; or (b) duplicate information maintained electronically or in paper format by the Adviser regarding the Access Persons’ trade holdings. A “managed account” is a brokerage account that is managed by a third-‐party investment manager and over which the Access Person has no power to directly or indirectly control or influence investment decisions.

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E.Pre-‐Clearance and Restrictions on Personal Trading

1.Initial Public Offerings and Private Placements

No Access Person may acquire Beneficial Ownership in any security in an initial public offering (an “IPO) or private placement (“Limited Offering”) without the prior approval of the CCO. “Limited offerings” include any offering that is exempt from registration under the 1933 Act pursuant to Section 4(2), Section 4(6) or Regulation D promulgated under the 1933 Act. Prior to investing in any IPO or Limited Offering, the Access Person must submit a completed Trade/IPO/Private Placement Preclearance Request to the CCO via Compliance Science and obtain the CCO’s approval before acquiring such security. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

2.Fund Securities
Access persons must obtain the CCO, or a designee’s approval before they directly or indirectly acquire beneficial ownership in any security in the Fund and/or investments in the Fund itself.
3.Management of Non-‐Adviser Accounts

Access Persons are prohibited from managing accounts for third parties that are not managed by the Adviser or from serving as a trustee for third parties unless the CCO reasonably determines that the arrangement would not harm any of the Clients, violate the general principles set forth in this Code, or compromise the Adviser’s fiduciary duty to the Clients. The CCO may require the Access Person to report transactions for such account and may impose such conditions or restrictions as deemed appropriate by the CCO under the circumstances.

4.Restricted List

Access Persons are prohibited from trading in any security that is currently on the Adviser’s Restricted List, as discussed in Section III.C of this Code.
F.Review

The CCO is responsible for (1) notifying each Access Person of their reporting obligations under this Code and (2) reviewing the reports and requests submitted by each Access Person. The CCO may assign the review of these reports and requests to a Designee. However, no person is allowed to review or approve his or her own reports or requests, and reports and requests must be reviewed by the CCO or other officer who is senior to the person submitting the report. A record of all reports and requests submitted on Compliance Science will be maintained by Compliance Science.

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All Access Persons’ personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct that may evidence conflicts with the principles of this Code or with the Manual, including patterns of front-‐running or other inappropriate behavior.
V.Political Contributions Policy

A.Overview

The “Pay to Play” Rule (Rule 206(4)-‐5 under the Advisers Act) regulates two things: (1) political contributions by certain “Covered Associates” of an adviser and (2) the hiring of an intermediary to “solicit” government-‐elected officials as clients for an adviser. The weight of the Rule comes from its two-‐year “time out,” which prohibits the Adviser from being compensated for advisory services to certain “Government Entities” for two years following “contributions” to certain “Government Officials.” This “time out” period may apply to the two years prior to becoming a Covered Associate as well as to the two years after the individual is no longer a Covered Associate.
The Pay to Play Rule prohibits an SEC-‐registered investment adviser from:

•providing advisory services for compensation to a Government Entity Investor for two years after the Adviser or a Covered Associate makes a contribution to certain elected officials or candidates;
•coordinating or soliciting any person or political action committee to make any contribution to any Government Official of a Government Entity or to any political party of the relevant state or locality; and
•providing direct or indirect payments to a third-‐party solicitor or “placement agent” to solicit a Government Entity to retain the adviser, unless the solicitor is a Regulated Person (defined below).
B.Definitions

1.“Contribution” means any gift, loan, advance or deposit of money, or anything of value made for:
•The purpose of influencing any election for federal, state, or local office;
•The payment of debt incurred in connection with any such election; or
•Transition or inaugural expenses incurred by a successful candidate for state or local office.
This includes payments to a political party of a state or locality where the government entity exists.
2.“Covered Associate” of an investment adviser means:
•General partner, managing member, executive officer, or other individual with a similar status or function;
•Person who solicits a government entity for the Adviser (and any person who supervises, directly or indirectly, such Person); and

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•A political action committee controlled by the Adviser or by any of those persons listed in the preceding two subparagraphs.
3.“Executive Officer” includes the president, vice-‐president in charge of a principal business unit, division, or function, and any other person who performs a policy-‐making function.
4.“Regulated Person” includes:
•An investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity:
•Made a contribution to an official of that government entity, other than one relying on the de minimis exception of the Pay-‐to-‐Play Rule; and
•Who coordinated or solicited any person or political action committee to make any:
Contribution to an official of a government entity to which the investment adviser is providing or seeking to provide investment advisory services; or
Payment to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity;
•A broker registered with the SEC and is a member of the National Securities
Association; and
•A municipal adviser registered with the SEC.
5.“Covered Investment Pool” means an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.
6.“Government Entity” includes any agency, authority, or instrumentality of a State or political subdivision; a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan", or a state general fund; a plan or program of a government entity; and officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
7.“Government Officials” include elected officials (including an incumbent and even a candidate) who have the legal authority or influence to hire an investment adviser or who can directly or indirectly influence the hiring of the investment adviser (such as persons with appointment authority). The Adviser must look to state law to determine which state and local officials have the legal authority to influence the hiring of advisers.
C.Policy

It is the Adviser’s policy to adhere to the Pay-‐to-‐Play Rule and the state laws and regulations applicable to the solicitation of government advisory clients. Accordingly, the Adviser

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expressly prohibits Covered Associates from making Contributions and campaign solicitations directly or indirectly that do not conform to this policy, which requires that all Covered Associates report their political contributions to the CCO upon hiring and quarterly thereafter.

1.What is Restricted

The Adviser and its Covered Associates may not make or solicit to an Official of a Government Entity that invests with the Adviser Contributions that, in the aggregate, exceed $350 per election per candidate (if entitled to vote for such candidate) or $150 per election per candidate (if not entitled to vote for such candidate). Primary and general elections count as separate elections.
The Adviser generally allows Covered Associates to contribute: (i) up to $350 to an official per election if the Covered Associate is entitled to vote for the official at the time of the contribution, and (ii) up to $150 to an official per election if the Covered Associate is not entitled to vote for the official at the time of the contribution. These de minimis contributions would not trigger the two-‐year “time-‐out” period under the rule and do not need be reported quarterly. Primary and general elections are treated as separate elections.

2.New Covered Associates

Persons hired or promoted to a position that is a Covered Associate (“New Covered Associates”) are subject to a “look-‐back” period. A prohibited contribution by such a Covered Associate will result in a “time out” for the Adviser for the remainder of the two-‐year period. If the New Covered Associate does not solicit Clients for the Adviser, such contribution will result in a six-‐ month “time out,” rather than two years.
Once an employment offer or appointment has been made, the New Covered Associate or the person who will be soliciting Clients must submit a Political Contribution Preclearance Request in Compliance Science for each of the political contributions made in the last two years. Again, if the New Covered Associate will not be soliciting Clients for the Adviser, the individual is only required to submit a Political Contribution Preclearance Request for each of the political contributions they made during the preceding six months.
The CCO will review the requested political contributions to determine whether any contribution triggers a “time out” period and if so, the appropriate action to take.

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D.Pre-‐Approval Requirement

1.Pre-‐Approval Required

Covered Associates must obtain the CCO’s pre-‐approval for:

•any contributions to PACs or campaign Contributions (above the de minimis amount) (including sponsoring or hosting political events) to or for the benefit of any candidate for local or state-‐wide office, or for boards or other positions involved in selecting or in a position to influence the selection of investment advisers in states, counties or municipalities, and
•coordinating or soliciting any person or PAC to make such contributions. To ensure compliance, the Adviser requires that each Covered Associate or any PAC controlled by the Covered Associate or a member of the Covered Associate’s immediate family1 that wishes to make or coordinate or solicit a Contribution as described above submit a Political Contribution Preclearance Request to the CCO via Compliance Science.
Requests will be reviewed on an ongoing basis. The decision of the CCO with respect to each request will be final and binding.
If the CCO desires to make a payment or coordinate or solicit other persons to make payments, he must submit and evaluate such request in accordance with the same procedures set forth above.
2.Violations of Policy

Any violation of this policy could materially and adversely affect the Adviser’s business or prospects and could result in civil or criminal sanctions. Such violation of this policy is grounds for disciplinary action, including immediate dismissal for cause or termination of such Covered Associate’s IAR Agreement for cause and filing a Form U-‐5 with respect to such IAR, thereby terminating the IAR’s affiliation with the Adviser.
If the CCO discovers that a Covered Associate, a PAC controlled by the Covered Associate or a member of the Covered Associate’s immediate family has made a contribution that exceeds the de minimis amount and has not been approved by CCO, the CCO will determine the appropriate steps to take, which may include returning the contribution within 60 calendar days of the discovery of such contribution.

1 For this purpose, immediate family includes your spouse, children, or parents who reside with you.

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E.Reporting and Recordkeeping

1.Reporting

Initially, all Covered Associates must file with the CCO a Political Contribution Preclearance Request via Compliance Science for each political contribution made during the time period set forth in Section V.C.2 of this Code. Thereafter, all Covered Associates must (1) file a Political Contribution Preclearance Request via Compliance Science and (2) receive approval from the CCO prior to making a Contribution (that exceeds the de minimis amount), or soliciting or coordinating a Contribution, to any national, state or local party or chapter of such political party, or any candidate or incumbent of any national, state, or local office.

2.Recordkeeping Generally

The Adviser must maintain records of Covered Associates, government investors (current and for the past five years) and all Contributions exceeding the de minimis amount, in chronological order, including PAC contributions. Accordingly, as detailed in Appendix I of the Manual, the Adviser must collect and maintain the following records:
•The names, titles, and business and residence addresses of all Covered Associates;
•All Government Entities to which the Adviser provides or has provided investment advisory services (directly or indirectly through a covered investment pool) in the last five (5) years but not prior to May 1, 2011;
•All direct and indirect contributions made by the Adviser or its Covered Associates to an Official of a Government Entity or direct or indirect payments made to a political party or PAC; and
•The name and business address of each Regulated Person to which the Adviser agrees to provide direct or indirect payment to solicit a Government Entity.
The record of all direct and indirect contributions made by the Adviser or its Covered Associates to an Official of a Government Entity or direct or indirect payments made to a political party or PAC must be listed in chronological order and indicate:
•The name and title of each contributor;
•The name and title (including any city/county/state or other political subdivision) of each recipient of a Contribution or payment;
•The amount and date of each Contribution or payment; and
•Whether any such Contribution was made under the Exception for Certain New Covered Associates.
F.Exception for Certain Returned Contributions

Subject to the Exception, (as discussed below), the Adviser may provide investment advisory services for compensation as result of a Contribution made by a Covered Associate if:
•The Adviser discovers the contribution which resulted in the prohibition within four months of the date of the contribution;

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•The Contribution did not exceed $350; and
•The Contributor returned the Contribution within 60 calendar days of the date of discovery of the Contribution by the Adviser.
In any calendar year, if the Adviser has reported on its annual updating amendment to Form ADV that it has more than 50 employees, it is entitled to no more than three exceptions pursuant to the exception for certain returned contributions (the “Exception”), and if the Adviser has reported on such updating amendment that it has 50 or fewer employees is entitled to no more than two exceptions pursuant to the Exception. The Adviser may not rely on the Exception more than once with respect to contributions by the same Covered Associate of the Adviser regardless of the time period.
G.Additional Prohibitions

The Adviser and Covered Associates are prohibited from coordinating or soliciting a person or PAC to:
•Contribute to an Official of a Government Entity to which the Adviser provides or seeks to provide advisory services; and
•Make a payment to a political party of a state or locality in which the Adviser provides or seeks to provide advisory services to a Government Entity.
It is the responsibility of all Supervised Persons, not the Adviser, to ensure that their political Contributions do not exceed state or federal limitations.
VI.Conflicts of Interest
A.General

Under Section 206 of the Advisers Act and Advisers Act Rule 206(4)-‐8, the duty of the Adviser to refrain from fraudulent conduct includes an obligation to disclose material facts to its Clients whenever the failure to do so would mislead current or prospective Clients. The Adviser’s duty to disclose material facts is particularly pertinent whenever the Adviser is in a situation involving a conflict or potential conflict of interest with a Client. The type of disclosure required by the Adviser in such a situation will depend upon all the facts and circumstances, but as a general matter, the Adviser must disclose to current and prospective Clients all material facts regarding the potential conflict of interest so that the Client can make an informed decision whether to enter into or continue an advisory relationship with the Adviser or whether to take some action to protect himself against the specific conflict of interest involved.
If any Supervised Person is aware of a personal interest that is, or might be, in conflict with the interest of the Adviser or its Clients, that Supervised Person must disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration.
B.Investment Conflicts

Supervised Persons who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO must conduct an independent review of the

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recommendation to purchase the security for such Client and must maintain written evidence of that review. Supervised Persons must not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, the Adviser in order to avoid an actual or apparent conflict with a personal transaction in a security or with a Client.
C.Prohibited Conduct with Clients

It is a violation of an Access Person’s fiduciary duty and duty of loyalty to the Adviser and to the Clients for any Access Person, without the prior written consent of the CCO, to:
rebate, directly or indirectly, to any person, firm, corporation, or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Adviser or a Client account;
•accept, directly or indirectly, from any person, firm, corporation, or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Adviser or a Client account;
•own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-‐ owned; or
•borrow money from or loan money to any of the Adviser’s suppliers or Clients; provided, however, that (1) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (2) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.
D.Outside Activities of Supervised Persons

1.Policy

Supervised Persons are expected to devote their full professional time and efforts to the business of the Adviser and to avoid any activities that could present actual or perceived conflicts of interest.
Supervised Persons must obtain the CCO’s preapproval for any outside activity that involves:

•a time commitment that would prevent you from performing your duties for the Adviser;
•accepting a second job or part-‐time job of any kind or engaging in any other business outside of the Adviser;
•active participation in any business in the financial services industry or otherwise in competition with the Adviser;
•teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances; or
•serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation, or partnership, including family owned businesses and charitable, non-‐profit, and political organizations.

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Supervised Persons must obtain the CCO’s preapproval before serving on the board of any company whose securities are publicly traded or of any company in which the Adviser or any Client account owns securities. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate Supervised Persons serving as directors from making investment decisions for a Client account managed by the Adviser with respect to the company in question.

2.Compliance Procedures

All outside activities conducted by a Supervised Person must be approved by the CCO or his Designee prior to participation. Upon becoming affiliated with the Adviser, the Supervised Person must complete and submit an Outside Affiliation Preclearance Request via Compliance Science for each of the outside business activities in which he or she is involved. Thereafter, each Supervised Person must complete and submit an Outside Affiliation Preclearance Request via Compliance Science and the Supervised Person must acquire the CCO’s approval before participating in the outside activity.
The CCO or his Designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. Additionally, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Adviser or any of its Clients.
E.Gifts and Entertainment

1.Policy

The Adviser recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Adviser. Subject to the guidelines below, Supervised Persons are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Supervised Persons should always act in the best interests of the Adviser and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Adviser’s business relationships. Supervised Persons should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Adviser. Supervised Persons should contact the CCO or his Designee to discuss any offered activity or gift that may create such a conflict and follow the procedures described below. The Adviser reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.
Entertainment may include such events as meals, shows, concerts, theatre events, sporting events, or similar types of entertainment. “Entertainment” also includes in-‐town and out-‐of-‐ town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $200 per gift from any person or entity doing business or seeking to do business with the Adviser, and an entertainment event will be deemed to be of significant value if it exceeds $1,000 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also

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attending the event (otherwise, it will be deemed to be a gift). However, no gift or entertainment may be accepted or given, regardless of value, if it is likely to influence any business decision or relationship of the Adviser.

2.Compliance Procedures

The Adviser has adopted the following principles and procedures governing gifts and entertainment:
•Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be requested by a Supervised Person by submitting a Gifts & Entertainment Preclearance Request via Compliance Science and must be approved by the CCO;
•Supervised Persons may not request or solicit gifts or particular entertainment events;
•No gift of cash or cash equivalents may be accepted; and
•Items such as pens, coffee mugs, or clothing items with a counterparty’s logo are excluded from this gifts and entertainment policy.
F.Confidentiality, Privacy Policies, and Information Security

1.General

The Adviser is required by federal and state regulations to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable).
One of the Adviser’s highest priorities is to safeguard and properly handle the personal information. As a result, this Privacy Policy aims to:
•Ensure the security and confidentiality of Client records and information;
•Protect against any anticipated threats or hazards to the security or integrity of records and information;
•Protect against unauthorized access to or use of Client records or information that could result in substantial harm or inconvenience; and
•Prohibit the use or disclosure of such records and information other than in compliance with the Adviser’s Privacy Policy.

2.Implementation
The CCO has been designated to implement, maintain, review, and revise (as necessary) a comprehensive information security program. The CCO must also document such a review of the security program. The primary objectives for the CCO are to identify and assess any and all reasonably foreseeable internal and external risks to the security, confidentiality, and/or integrity of any electronic, paper, or other records containing personal information, and to evaluate and

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improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, the Adviser:
•employs ongoing training for Supervised Persons;
•sets policy for Supervised Persons relating to the storage, access, and transportation of Client records and personal information;
•reviews the scope of security measures at least annually;
•reasonably monitors its information systems (i.e., monitoring for unauthorized use); and
•reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures, and system security agent software).

3.Client Information
The Adviser collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with the Adviser. For instance, the Adviser may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents, and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete an investment management agreement (an “IMA”) or other form. The Adviser may also collect nonpublic personal information from current or potential Clients as a result of transactions with the Adviser, its affiliates, its Clients, or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

4.Sharing Information
The Adviser only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals (i) as permitted by law, (ii) as required to provide services to the Adviser’s Clients, such as with securities clearing firms, insurance companies, and other services providers of the Adviser, or (iii) to comply with legal or regulatory requirements. The Adviser may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, the Adviser may disclose information it collects about Clients to entities or individuals that contract with the Adviser to perform servicing functions such as recordkeeping or computer-‐related services. Finally, the Adviser may make good faith disclosure of the nonpublic personal information of its Clients to regulators that have regulatory authority over the Adviser.
Companies hired to provide support services to the Adviser are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When the Adviser provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose, and to abide by applicable law.
The Adviser does not (a) provide personally identifiable information to mailing list vendors or solicitors for any purpose or (b) sell information relating to its Clients to any outside third parties.

5.Supervised Person Access to Information

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Only Supervised Persons with a valid business reason have access to the Client’s personal information. These Supervised Persons are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by the Adviser’s information handling practices. The Adviser employs reasonable procedures to prevent terminated Supervised Persons from accessing records containing personal information.

6.Protection of Information

The Adviser maintains security standards to protect Client information, whether written, spoken, or electronic. To that end, the Adviser restricts access to nonpublic personal information to Supervised Persons who need to know such information in order to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons. The Adviser periodically updates and checks its systems to ensure the protection and integrity of information.
The Adviser also maintains reasonable restrictions upon physical access to records containing personal information, and it stores such records in secure facilities.

7.Maintaining Accurate Information

The Adviser’s goal is to maintain accurate, up-‐to-‐date Client records in accordance with industry standards. The Adviser has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

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8.E-‐Mail

Should a Client send the Adviser a question or comment via e-‐mail, the Adviser will share the Client’s correspondence only with those Supervised Persons or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by the Adviser until such time as the Adviser believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, the Adviser will archive the communication according to the requirements of applicable securities laws.
Unless expressly advised otherwise, the Adviser’s e-‐mail facilities do not provide a means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, Supervised Persons may not use regular e-‐mail to communicate information to the Client that is considered to be highly confidential. The Adviser’s SMARSH Encrypt email service must be utilized under circumstances where email communication is required with a client that may contain confidential information. If the Client wishes, communications with the Adviser may be conducted via telephone or by facsimile. The CCO will review this policy annually to ensure that the Adviser is employing effective means for protecting electronic communications.

9.Disclosure of Privacy Policy

The Adviser recognizes and respects the privacy concerns of its potential, current and former Clients. The Adviser is committed to safeguarding this information. As a member of the financial services industry, the Adviser provides this Privacy Policy for informational purposes to Clients and Employees and will distribute and update it annually as required by law. The Privacy Policy may be found in Exhibit B to the Manual, and it is also available upon request.

10.Violations

The Adviser may impose reasonable disciplinary measures, including termination, for violations of its Privacy Policy.
VII.Whistleblower Policy
A.Overview
Every employee has a responsibility for knowing and following the Advisers’ policies and procedures. Every person in a supervisory role is also responsible for those individuals under his or her supervision. The Company's principal or a similarly designated officer, has overall supervisory responsibility for Adviser.
Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders, and one another. Improper conduct on the part of any employee puts Adviser and its personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know

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about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our policies.
To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at Ts (whether by a supervised person or other party) confidentially and without retaliation. To this end, our Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Associated persons may report potential misconduct by submitting a written description of the potential event, which should be left with the CCO. At the Whistleblowers election, the submission will be submitted on an anonymous basis. Reports of violations or suspected violations are to be reported to the CCO, or to other designated members of senior management Associated persons may report suspected improper activity by the CCO to the Adviser’s other senior management. Notwithstanding the above, Associated Persons may also report suspected improper as set forth in below in No Waiver of Federal Law.
B.Responsibility of the Whistleblower
A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.
C.Handling of Reported Improper Activity by Adviser
Adviser will take seriously any report regarding a potential violation of our policies or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Associated persons are to be assured that Adviser will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially, and without retaliation.
In order to protect the confidentiality of the individual submitting such a report and to enable Adviser to conduct a comprehensive investigation of reported misconduct, associated persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.
D.No Retaliation Policy
It is Adviser’s policy that no associated person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An associated person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An associated person who believes she/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Adviser’s other senior management in the event the concern pertains to the CCO.

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E.No Waiver of Federal Law
Notwithstanding the above, nothing in this Code and or the Compliance Manual of *Firm Name* prohibits any Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, FINRA, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, Employees do not need the prior authorization of Adviser to make any such reports or disclosures, and Employees are not required to notify Adviser that they have made such reports or disclosures.
VIII.Certification of Code of Ethics
Annually, the CCO, or a designee, will provide each Employee of the Company with a copy of the Code of Ethics, as well as any amendments as they become available. Employees are to provide a written acknowledgement of their receipt of the Code of Ethics and any amendments, within 30 days of receipt, and a certification that they have complied with the policies and guidelines set forth in the Code of Ethics. Including the reporting of personal securities transactions as set forth herein.

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